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THE WILLIAMS COMPANIES, INC.
(Name of the Registrant as Specified in its Charter)
CORVEX MANAGEMENT LP
KEITH MEISTER
CORVEX MASTER FUND, LP
CORVEX GP LP
MATTHEW AILEY
JAMES H. GEMMEL
MICHAEL GOLDBERG
MALCOLM LEVINE
KEITH NUNZIATA
RIZWAN SABAR
KEITH SCHAITKIN
BENJAMIN SILVER
ERIC VANDEVORDE
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On September 12, 2016, Corvex Management LP (“Corvex”) issued a press release (the “Press Release”) that included a letter to the three newly added members of the Board of Directors of The Williams Companies, Inc. (the “Issuer”), Stephen W. Bergstrom, Scott D. Sheffield and William H. Spence.  A copy of the Press Release is attached hereto as Exhibit 1 and is incorporated herein by reference.

Exhibits

Exhibit 1	Press Release

Exhibit 1

CORVEX ISSUES OPEN LETTER TO NEW DIRECTORS OF THE WILLIAMS COMPANIES

NEW YORK, Sept. 12, 2016/PRNewswire/ -- Corvex Management L.P. today issued the following letter to the newly added directors of The Williams Companies (NYSE:WMB) Mr. Stephen W. Bergstrom, Mr. Scott D. Sheffield and Mr. William H. Spence:

Dear Messrs. Bergstrom, Sheffield and Spence:

I want to thank you for agreeing to serve on the Board of The Williams Companies, Inc. (“WMB”). I believe that you all have the experience and reputations commensurate with those of directors serving on the board of a $50 billion plus total enterprise value company.
I am writing today because I believe that you are in a unique position to influence the course of WMB as it relates to business operations, management and, of course, to the recent proposal from Enterprise Products Partners LP (“EPD”) and other proposals that may arise. Corvex Management LP (“Corvex”), where I serve as the Managing Partner, and its advised funds, have long been among the largest stockholders of WMB.  We have confidence in you to do the right thing and all WMB stockholders are relying on you to do so.  I wanted to take this opportunity to share my thoughts regarding the current state of affairs of the company and its board.
This is much more than a question about a single proposed transaction; it is a question about the fundamental governance of the company and the ability of each director of WMB to fulfill their obligations to all stockholders.  With the Board currently saddled with six directors and a CEO who I believe have not always prioritized the best interests of stockholders, you are now in a position to change the future of WMB.
In Thursday’s press release EPD stated that:

“As a result of rumors with respect to our proposals, as well as the lack of engagement by Williams, we have determined that there is no actionable path forward toward an agreement. We, therefore, have withdrawn our non-binding proposals. While we are disappointed, we will maintain our financial discipline as we pursue future growth opportunities for the partnership.”

Although in its responsive press release WMB stated that it was “surprised” by the Enterprise announcement, it certainly did not surprise Corvex. This exchange of press statements is striking evidence of the inadequacy of the legacy WMB board to represent stockholders, confirming our belief that the legacy Board of WMB would not engage with EPD. The statement by EPD that WMB failed to engage with EPD, thereby causing EPD to perceive “no actionable path forward”, makes it crystal clear to me both that the current board is not functioning properly and that it is imperative to quickly populate the board with a majority of qualified, independent directors.  With EPD at our doorstep, getting the board “right” at WMB should not be left hanging in the wind until late November.

That said, given the current composition of the Board, at this critical time for WMB the responsibility for guiding our company rests on the three of you.
Williams is a company with tremendous assets that has a long history of underperforming its true potential.  Further, Williams is at a critical point in its corporate life, having just seen six highly qualified directors resign, cut its dividend a massive 70%, and received a takeover approach from the largest and one of the most highly regarded players in the midstream infrastructure space.
I think you will soon find that you are burdened with legacy directors who, in my view, are both unable and unwilling to have a point of view differing from the CEO and are therefore opposed to change.  I am concerned that you have been put into a position of being used as cover for the failures of the legacy Board without actively managing the process.  You have an outsized influence on the Board that can be used to help create good governance and board responsiveness. What Williams needs is a fresh set of independent, knowledgeable, business leaders to evaluate the overall situation and help guide this company. You are in a position to insist that happens.
Having followed Williams for several years, including serving as a director for 18 months, I believe I have a unique understanding of how things work at the company and thus I urge you to consider taking the following actions:

1.
Form a strategic review committee consisting of the three of you to analyze the merits of a strategic combination with EPD and other players in the space, and take a sober look at the stand-alone potential of the business.  The committee should hire a world class financial advisor to assist it. I would suggest Barclays or Lazard – who have deep knowledge of the company and the competitive landscape, having advised WMB intensively over the last few years.  You are going to have to get up to speed fast, making the advice and recent experiences of these firms critical.

2.	Get informed, independently of management, of the history of the company, its future prospects, and the merits of various strategic alternatives. Specifically:

a.     Meet with the six directors that recently resigned – Frank MacInnis, Ralph Izzo, Laura Sugg, Steve Nance, Eric Mandelblatt, and myself – to learn about their experiences on the WMB Board and insights into the governance of the company.

b.     Meet with your stockholders and hear their views, including their thoughts on standalone versus strategic alternatives – just as Frank MacInnis and Laura Sugg did when they were evaluating the ETE transaction.

c. Meet with the company’s historic advisors: Gary Posternack at Barclays, Al Garner at Lazard, and Cravath.
d. Speak individually with senior management.

Having been an investor in the midstream space for many years, I will take this opportunity to share the following thoughts. The midstream energy space is rapidly consolidating – just last week Enbridge combined with Spectra in a $130 bn transaction that notably saw both stocks rise throughout the week.  Cost of capital is critical in the midstream business and scale goes hand in hand with cost of capital.  While I remain open minded to all strategic alternatives that WMB might pursue (including remaining independent if, after thorough consideration, that is the path that delivers the most value), consider the size, scale, and access to capital that would come with an EPD merger: the pro forma company would be the 3rd largest energy company in North America with an enterprise value in excess of $130 bn and consolidated EBITDA of greater than $10 bn.
While I have not prejudged the merits of an EPD deal – and neither should the Board – I cannot help but observe the following potential advantages of the transaction:
1.
On a standalone basis, WMB is levered 6.0x and has cut its dividend to $0.80 per share.  Pro forma for a combination with EPD (assuming reasonable assumptions and synergies) the combined company would be less than 4.5x levered, could pay a $2.30 per share dividend and still maintain a distribution coverage ratio of 1.2x.  At EPD’s current yield (5.9%) this would deliver a stock price of $39 per share or a 50% premium to our unaffected price of $26 per share[1].

2.	Williams (and EPD) stockholders would be able to participate in both cost and revenue synergies which I believe could be substantial.
3.
Due to an over-leveraged balance sheet, WMB is currently retaining earnings to fund its growth program.  Conversely, EPD has significant access to both debt and equity markets on attractive terms.  EPD 10 year credit spreads are less than half of WMB’s, making the value of WMB’s future growth projects much higher inside the pro forma company.

I do not believe that the value of a combination with EPD (or any other strategic competitor) is about headline price or the relative trading multiples of the two companies.  Rather, in my opinion, the key is to determine whether the combined company will deliver more value than the standalone alternative.  A “has-gets” analysis that compares the cash flows received to WMB stockholder through ownership of approximately 30% of pro forma versus 100% of standalone WMB is the appropriate way to compare value.
Let me be clear, my proxy contest is not a mandate to sell the company.  It is about a fundamental governance question: shouldn’t a company with world class potential such as Williams have world class directors?  The recent developments with EPD – specifically a reported lack of engagement - only highlight the importance and gravity of having world class directors on this board.  There remains a huge opportunity to create value at Williams.
I believe that we have a common goal - maximizing stockholder value. I hope that you will consider my suggestions above.  I believe they are essential components to achieve that goal.  Again, I realize that this is likely more work than what is asked of the typical director but this is a unique situation and the opportunity to create shareholder value is substantial.  Thank you very much for your time and effort.  I look forward to speaking with you in the near future.

1 Based on WMB closing price before Reuters and FT articles

Sincerely,

Corvex Management LP
Keith Meister, Managing Partner

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value‐based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

CONTACT:

Kekst
Jeremy Fielding
(212) 521-4800

IMPORTANT INFORMATION:

In connection with their intended proxy solicitation, Corvex Management LP and/or certain of its affiliates intend to file a proxy statement with the Securities and Exchange Commission to solicit stockholders of The Williams Companies, Inc. (the “Issuer”).

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CORVEX MANAGEMENT LP AND/OR ITS AFFILIATES FROM THE STOCKHOLDERS OF THE WILLIAMS COMPANIES, INC. FOR USE AT ITS 2016 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE WILLIAMS COMPANIES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTPS://WWW.SEC.GOV.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Corvex Management LP, Keith Meister, Corvex Master Fund LP, Corvex GP LP, and the nominees for election as directors of the Issuer (the “Corvex Nominees”), who, in addition to Keith Meister, include: Matthew Ailey, James H. Gemmel, Michael Goldberg, Malcolm Levine, Keith Nunziata, Rizwan Sabar, Keith Schaitkin, Benjamin Silver and Eric VandeVorde. Certain of these persons hold direct or indirect interests in securities of the Issuer as follows: Corvex Management LP and Keith Meister beneficially own 23,177,357 shares of common stock of the Issuer; Corvex Master Fund, LP is the record or street name holder of 14,458,547 shares of common stock of the Issuer; James H. Gemmel is the beneficial or street name owner of 633 shares of common stock of the Issuer; each of the Corvex Nominees has an interest in being nominated and elected as a director of the Issuer but no Corvex Nominee other than Keith Meister and James H. Gemmel beneficially owns any shares of common stock of the Issuer.

SOURCE Corvex Management LP